Exhibit (h)(34)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Advantage Funds, a Massachusetts business trust (the “Trust”), effective as of the 1st day of February, 2026.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Clinton Limited Term Municipal Fund, MML Clinton Municipal Fund, MML Clinton Municipal Credit Opportunities Fund, MML Barings Global Floating Rate Fund, and MML Barings Unconstrained Income Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of a Fund and the Manager:

(i)	The Manager agrees to cap the fees and expenses of each Fund (other than extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings (with the exception of interest and borrowing expenses related to the Fund’s dedicated line of credit for the MML Barings Global Floating Rate Fund and MML Barings Unconstrained Income Fund), securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through January 31, 2027 to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed the following amounts:

MML Clinton Limited Term Municipal Fund

Expense Cap
Class I shares	0.29%
Class Y shares	0.39%
Class A shares	0.64%

MML Clinton Municipal Fund

Expense Cap
Class I shares	0.41%
Class Y shares	0.51%
Class A shares	0.76%

MML Clinton Municipal Credit Opportunities Fund

Expense Cap
Class I shares	0.54%
Class Y shares	0.64%
Class A shares	0.89%

 MML Barings Global Floating Rate Fund

Expense Cap
Class I shares	0.75%
Class Y shares	0.75%
Class A shares	1.00%
Class C shares	1.75%
Class M1 shares	0.70%

MML Barings Unconstrained Income Fund

Expense Cap
Class I shares	0.85%
Class Y shares	0.90%
Class A shares	1.16%
Class C shares	1.95%
Class M1 shares	0.80%

(ii)	The Manager agrees to waive all of the advisory fees for Class M2 shares of the following Funds through January 31, 2027:

MML Barings Global Floating Rate Fund

MML Barings Unconstrained Income Fund

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 30th day of January, 2026.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, President

MASSMUTUAL ADVANTAGE FUNDS on behalf of each of the Funds

By:	/s/ Renée Hitchcock
Renée Hitchcock, CFO and Treasurer